Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

May 5, 2016

Dollar Tree, Inc.
500 Volvo Parkway
Chesapeake, Virginia 23320

Re:                             Dollar Tree, Inc. Registration Statement on Form S-4 filed on May 5, 2016

Ladies and Gentlemen:

We have acted as special counsel to Dollar Tree, Inc., a Virginia corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”), on the date hereof, of the proposed offer by the Company and certain subsidiaries of the Company who will act as guarantors (the “Registrant Guarantors”) to exchange (the “Exchange Offer”) (i) an aggregate principal amount of up to $750,000,000 of the Company’s outstanding 5.250% notes due 2020 (the “2020 Outstanding Notes”) for an equal principal amount of the Company’s registered 5.250% notes due 2020 (“2020 Registered Notes”) and (ii) an aggregate principal amount of up to $2,500,000,000 of the Company’s outstanding 5.750% notes due 2023 (the “2023 Outstanding Notes”) for an equal principal amount of the Company’s registered 5.750% notes due 2023 (the “2023 Registered Notes” and together with the 2020 Registered Notes, the “Registered Notes”) and the related guarantees thereof (the “Outstanding Guarantees”) for guarantees (the “Registered Guarantees”) of the guarantors listed in the Registration Statement pursuant to the Indentures referred to below, in each case the sale of which will be registered under the Act.

The Company is proposing the Exchange Offer in accordance with the terms of (i) a Registration Rights Agreement with respect to the 2020 Outstanding Notes by and among the Company, certain of the Registrant Guarantors, and J.P. Morgan Securities LLC, as representative of the initial purchasers referenced therein, dated as of February 23, 2015 (as supplemented by the joinder agreement thereto dated as of July 6, 2015, the “2020 Registration Rights Agreement”) and (ii) a Registration Rights Agreement with respect to the 2023 Outstanding Notes by and among the Company, certain of the Registrant Guarantors, and J.P. Morgan Securities LLC, as representative of the initial purchasers referenced therein, dated as of February 23, 2015 (as supplemented by the joinder agreement thereto dated as of July 6, 2015, the “2023 Registration Rights Agreement” and together with the 2020 Registration Rights Agreement, the “Registration Rights Agreements”).  The 2020 Outstanding Notes and the related Outstanding Guarantees have been, and the 2020 Registered Notes and the related Registered Guarantees will be, issued pursuant to an Indenture, dated as of February 23, 2015, as supplemented by the First Supplemental Indenture, dated as of July 6, 2015 and the Second Supplemental Indenture, dated as of January 25, 2016 (collectively, the “2020 Indenture”) by and among the Company (successor to Family Tree Escrow, LLC), the Registrant Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).  The 2023 Outstanding Notes and the related Outstanding Guarantees have been, and the 2023 Registered Notes and the related Registered Guarantees will be, issued pursuant to an Indenture, dated as of February 23, 2015, as supplemented by the First Supplemental Indenture, dated as of July 6, 2015 and the Second Supplemental Indenture, dated as of January 25, 2016 (collectively, the “2023 Indenture” and together with the 2020 Indenture, the “Indentures”) by and among the Company (successor to Family Tree Escrow, LLC), the Registrant Guarantors and the Trustee.

In rendering the opinions expressed in this letter, we have examined the Registration Statement, the Indentures, the forms of the Registered Notes, and originals or copies certified or otherwise identified to our satisfaction of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter.  The Registered Notes, the Registered Guarantees and the Indentures are referred to herein as the “Transaction Documents.”  We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this letter.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents.  As to any facts material to the opinions expressed below we have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents and of the Company and the Registrant Guarantors.  We have also assumed (i) the valid authorization, execution and delivery of the Transaction Documents by each party thereto, (ii) that each such party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, (iii) that each such party has the legal capacity, power and authority to perform its obligations thereunder and (iv) that each of the Transaction Documents constitutes the valid and binding obligation of each party thereto, enforceable against it in accordance with its terms (other than as expressly covered by our opinions below in respect of the Company and the Registrant Guarantors).  We have also assumed that the execution, delivery and performance of the Transaction Documents by each party thereto have been duly authorized by all necessary action (corporate or otherwise) and do not (x) contravene its respective certificate or articles of incorporation, limited liability company agreement, bylaws or other organizational documents, (y) violate any law, rule or regulation applicable to it, or (z) result in any conflict with, or breach of any agreement or document binding on it.  In addition, the enforceability of indemnification and contribution provisions may be limited by applicable law and public policy considerations, and we express no opinion as to the effects of either (i) Section 548 of Title 11 of the United States Code or (ii) Article 10 of the New York Debtor and Creditor Law, or similar laws relating to fraudulent transfers or fraudulent conveyances, on any obligation under the Registered Guarantees of the Registrant Guarantors.  Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Registrant Guarantors, the Transaction Documents or the transactions governed by the Transaction Documents, in each case as in effect on the date hereof (the “Relevant Laws”).  Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Law” does not include any law, rule or regulation that is applicable to the Company, the Registrant Guarantors and the Transaction

Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Delaware, the State of North Carolina or the Commonwealth of Virginia, we have relied upon the letter dated as of the date hereof of Williams Mullen, which is being filed as an exhibit to the Registration Statement.

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement and in accordance with the Registration Rights Agreements, (iii) the Registered Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the applicable Indenture against receipt of the Outstanding Notes surrendered in exchange therefor, (iv) the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended, and (v) applicable provisions of “blue sky” laws have been complied with,

(a)                                 the Registered Notes proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or remedies generally and by general equitable principles (whether considered in a proceeding in equity or at law); and

(b)                                 the Registered Guarantees proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of each Registrant Guarantor, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or remedies generally and by general equitable principles (whether considered in a proceeding in equity or at law).

We hereby consent to the filing of a copy of this letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.  This letter speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this letter.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz